Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into as of the latest of the signature dates on this Sublease by and between Affirmative Agencies Inc., a Texas corporation, having an address of 7711 Center Ave., Suite 200, Huntington Beach, CA 92647, (“Sublessor”) and JetPay Payment Services, TX, LLC (“Sublessee”), having an address care of its parent JetPay Corporation located at 7450 Tilghman Street, Allentown, PA 18106.

R E C I T A L S:

A.            WHEREAS, effective, June 3, 1999 Wilcox Soujourn Development Ltd, as Landlord entered into that certain Lease Agreement with Old American Insurance Services, Inc. Successive owners of the Building and predecessors of Sublessor have entered into amendments to the June 3, 1999 Lease Agreement, collectively (“Primary Lease”), for the lease of certain premises (the “Premises”) currently containing approximately 56,888 rentable square feet located in 4450 Sojourn Dr, Addison, TX 75001 of the property commonly known as Sojourn Plaza (the “Building”). Sojourn Office, LLC, a Texas limited liability company, is the current owner of the Building (“Landlord”).

B.            WHEREAS, true and correct copies of the Primary Lease, including all subsequent amendments is attached hereto as Exhibit A, respectively and incorporated herein by reference for all purposes. The subsequent amendments and assignments forming a part of the Primary Lease are a: First Amendment dated July 26, 1999, Second Amendment to Lease dated August 1, 2000, Third Amendment to Lease dated August 4, 2003, Fourth Amendment to Lease dated December 14, 2004, Fifth Amendment to Lease dated November 23, 2009, Sixth Amendment to Lease dated October 25, 2013, Seventh Amendment to Lease dated May 2, 2016, and assignments of lease dated September 26, 2013 and August 25, 2015.

C.            WHEREAS, the Lease Agreement dated June 3, 1999 forming part of the Primary Lease identified the Premises as consisting of approximately 45,000 square feet designated as Suite No. 500 in the Building. The Premises were expanded to the current 56,888 rentable feet by some of the subsequent amendments. The Sublandlord has obtained the Landlord’s consent for the Premises to be divided to form a separate suite designated as Suite 500B having 28,646 rentable square feet, as shown in the attached Exhibit B (“Subleased Premises”). The Subleased Premises are to be occupied by the Sublessee under the terms of this Sublease.

TERMS:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, Sublessor and Sublessee agree as follows:

1.             Recitals. The Sublessor warrants and represents to the Sublessee that: (i) the recitals above are true and correct, (ii) the Primary Lease is not in default, is in full force and effect and has not been modified or amended except as set forth in the Recitals, (iii) there exists no event which with the passage of time could allow the Landlord or Sublessor to declare a default of the Primary Lease, (iv) the Improvements, as identified in the Sixth Amendment to Lease have all been made and paid for by Sublessor or its predecessors , and (v) a security deposit of $0.00 Dollars is being held by the Landlord under the Primary Lease. Sublessor further warrants and represents that it is the current tenant under the Primary Lease, and Sojourn Office, LLC is the current owner of the Building.

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2.             Sublease. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, upon the terms and conditions set forth herein, the Subleased Premises.

3.             Term. The term of the Sublease shall be for a period of 72 months and sixteen days commencing on October 15, 2018 (the “Commencement Date”) and ending October 31, 2024 (the “Sublease Term”), provided, however, that this Sublease shall terminate earlier upon a default of this Sublease as specified herein. Notwithstanding the Sublease Term, this Sublease shall not commence, until the Landlord executes a written consent to the Sublease as set forth at the end of this Sublease or in another form acceptable to the Sublessee. If for any reason the Landlord does not execute and deliver the Landlord Consent within five business days of the date of this Sublease, this Sublease shall terminate, and the parties shall have no further obligation to each other. Notwithstanding anything to the contrary in this Sublease, the Sublessee shall not be required to remit any funds to Sublessor until five days after the Landlord Consent is executed and delivered to Sublessee.

4.             Rent. The Base Rental and Additional Rental under the Primary Lease is greater than the Base Rental and Additional Rental that is due under this Sublease. The parties agree that it is the Sublessor’s sole responsibly to pay the shortfall in Base Rental and Additional Rental to the Landlord and that Sublessor shall pay such shortfall timely as set forth in the Primary Lease. Sublessee shall not be in default of this Sublease or the Primary Lease as long as it pays direct to the Landlord the Base Rental and Additional Rental that is due for the Subleased Premises under this Sublease.

a)                  During the period commencing upon Commencement Date and terminating with this Sublease, Sublessee covenants to pay to Landlord, without any demand or notice and without any offset or reduction whatsoever, a Base Rental, payable in advance, as specified in Exhibit C attached hereto. Sublessee shall pay all Base Rental monthly direct to Landlord without notice or demand to the below address or any other address which the Landlord notifies Sublessee of in writing.

Payable to: Sojourn Office, LLC

Attn: Property Manager

4455 Camp Bowie Blvd.

Suite 114 PMB 26

Fort Worth, Texas 76107

b)                  Sublessee shall pay Landlord at the address set forth in 4.a) above Additional Rental in the amount of any increases in operating expenses over base year 2019. Sublessee’s Additional Rental shall be based on the square footage of the Subleased Premises. Sublessor or Landlord shall deliver direct to Sublessee the calculation of the amount due for Additional Rental using a base year of 2019 and the square footage of the Subleased Premises in accordance with the Primary Lease. The shortfall of Additional Rental being paid by Sublessee under this Sublease, versus the amount of Additional Rental due under the Primary Lease shall be the sole responsibility of Sublessor.

c)                  Non-payment or late payment of monthly rent will be penalized and enforced in accordance with sections 3.7 and 3.8 of the Primary Lease.

5.	Primary Lease.

a)                  The terms and conditions of the Primary Lease are hereby incorporated herein by reference for all purposes, and Sublessor has furnished Sublessee with a copy of the Primary Lease which is attached as Exhibit A. The parties acknowledge that Sublessee has examined the Primary Lease and is familiar with the terms thereof. Except as otherwise expressly provided in this Sublease, Sublessee hereby agrees to comply in all respects with the terms and conditions of the Primary Lease insofar as the same are applicable to the Subleased Premises.

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b)                  As between Sublessor and Sublessee, Sublessor shall be entitled to all of the rights and remedies reserved by and granted to the Landlord in the Primary Lease as if Sublessor was the “Landlord” under the Primary Lease and Sublessee was the “Tenant” under the Primary Lease, and such rights and remedies are hereby incorporated herein by reference for all purposes. No such rights, insofar as they would conflict with the Landlord’s exercise of rights under the Primary Lease, shall be conferred upon or exercised by Sublessor, for example the Landlord, and not the Sublessor shall have the right to make rules and regulations pertaining to the Building and Subleased Premises.

c)                  This Sublease is subject and subordinate to all of the terms, covenants and conditions of the Primary Lease and to all of the rights of Landlord under the Primary Lease.

d)                  Notwithstanding anything to the contrary in this Sublease, the parties agree and acknowledge that Sublessee is responsible for paying the Base Rental and Additional Rental set forth in this Sublease and not the amounts set forth in the Primary Lease and Sublessee is not responsible for any terms and conditions of the Primary Lease which apply to or effect portions of the Premises which are not part of the Subleased Premises.

e)                  In the event the Primary Lease terminates for any reason prior to the expiration or termination of this Sublease, Sublessee shall not have any claim whatsoever against Sublessor arising or resulting from such termination of the Primary Lease, unless the Primary Lease was terminated due to actions or inactions on the part of the Sublessor which constituted gross negligence or willful misconduct on the part of same. Sublessor agrees to fully perform its obligations under the Primary Lease and this Sublease; it shall be willful misconduct of the Sublessor if the Sublessor fails to perform its obligations under the Primary Lease or this Sublease. Sublessor hereby indemnifies and holds harmless Sublessee against all damages incurred by Sublessee, including all relocation costs, litigation costs and attorneys’ fees, caused by the cancellation of the Sublease due to Landlord’s terminating the Primary Lease due to the default of Sublessor of its obligations under this Sublease. Sublessor may not terminate or buyout of the Primary Lease or begin such negotiations, without prior written consent from Sublessee. Sublessor may not modify or amend the Primary Lease in any way that would be detrimental to the Sublessee or which would negatively impact the Sublessee or the Sublease.

6.             Limitation of Liability and Indemnity. All indemnification, hold harmless and release provisions contained in the Primary Lease running to the benefit of Landlord are incorporated herein by reference for the benefit of Sublessor as if Sublessor was the “Landlord” and Sublessee was the “Tenant” under the Primary Lease. All indemnification, hold harmless and release provisions contained in the Primary Lease running to the benefit of the Tenant are incorporated herein by reference for the benefit of Sublessee as if Sublessee was the “Tenant” under the Primary Lease and Sublessor was the “Landlord” under the Primary Lease. This paragraph is for the benefit of the Sublessee, Sublessor and Landlord only, and no right of action shall accrue hereunder to any third party by way of subrogation or otherwise. The indemnification, hold harmless and release above also only apply to the Subleased Premises and the conduct of Sublessor and Sublessee, as applicable. Sublessee shall not be obligated or responsible for the environmental condition of the Subleased Premises, under paragraph 5.6 of the Primary Lease or otherwise, caused by Sublessor.

7.             Access, Alterations, Improvements and Additions. On or before September 24, 2018, Sublessee and its contractors shall be granted access to the Subleased Premises for purposes of (a) the physical separation of the Subleased Premises from the remaining portion of the Premises, and (b) the fit-up, modification and furnishing of the Subleased Premises to Sublessee’s satisfaction (“Sublessee’s Work”). The Sublessor shall vacate the Subleased Premises, including the removal of all the Sublessor’s employees, furniture, equipment and fixtures, as further set forth in Exhibit E. Sublessee may not make any alterations, improvements or additions to the Subleased Premises (collectively, “Improvements”) without the express prior written consent of Landlord and Sublessor, which consent by Landlord and Sublessor shall not be unreasonably withheld or delayed. Excepting the Sublessee’s Work, any Improvements must be constructed and installed in accordance with (i) all requirements contained in the Primary Lease and (ii) Sublessee will only be responsible for improvements, which have been made during the Sublease term. Exhibit D sets forth the procedures regarding the Sublessee’s Work, and a cash allowance to be paid by Sublessor to Sublessee with regards to the Sublessee’s Work.

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8.             Parking. Sublessee shall receive 145 parking spaces for its use, out of the parking spaces allotted to Sublandlord under the Primary Lease, under the terms and conditions set forth in Exhibit F of Primary Lease. The parties agree that Sublessee’s pro rata share has been calculated based on 5 parking spaces per each 1,000 sq. feet in the Subleased Premises rounded to the nearest whole number.

9.             Security Deposit. Sublessee shall provide an equivalent of the last month’s Base Rent in the amount of $38,791.46 to be held as Security Deposit by the Landlord, until termination of the Sublease. The parties agree that the Sublessee’s security deposit shall be a security deposit for the Subleased Premises under the terms of the Primary Lease.

10.           Pre-Paid Rent: Upon receipt of Landlord’s Consent, Sublessee shall prepay to Landlord Base Rent in the amount of $32,823.54, the prepaid Base Rent shall be applied to the Base Rent due in the fifth and sixth month of the Term, when the prepayment is exhausted the normal payment of Base Rent shall commence.

11.           Total due of Security Deposit and Pre-Paid Rent: $71,615.00, upon Landlord’s Consent and full execution of this Sublease.

12.           Brokers. Sublessor and Sublessee hereby recognize Kurt North, Northpointe Commercial as the broker for Sublessee and Jackson Cooksey as the broker for Sublessor, as the only brokers involved in this Sublease transaction. The Sublessor is responsible for paying any commission or fee due to both Kurt North, Northpointe Commercial and Jackson Cooksey.

13.           FF&E. As further described in Exhibit “E”. Sub lessee will be granted use of all of the

Furniture, fixtures and equipment (“FF&E”) currently located in the Premises. The Sublessor acknowledges that this FF&E will be subject to normal wear and tear during the course of normal business and Sublessor will not hold the Sublessee liable for any damage incurred during the normal course of business. Obsolete or non-functioning FF&E may be discarded by Sublessee without liability or replacement obligation.

14.           Signage. Sublessee shall have the right at its own cost, to install signage in the reception area and on the suite in accordance with the Primary Lease.

15.           Condition of Subleased Premises and Surrender of the Sublease Premises. The Subleased Premises shall be surrendered in the condition it was in at the start of the Term, except consented to Improvements and ordinary wear & tear.

16.           Primary Lease. As set forth and limited by this Sublease, Sublessee is to perform Sublessor’s obligations under the Primary Lease.

17.           Insurance, Certificates, Licenses and/or Permits. Sublessee shall as to the Subleased Premises provide the insurance required by the Tenant under Article X of the Primary Lease.

18.           Complete Agreement and Amendment. This Sublease sets forth the complete agreement between Sublessor and Sublessee with respect to the subject matter hereof, and this Sublease may not be terminated, amended or modified in any respect except by mutual agreement in writing executed by both Sublessor and Sublessee.

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19.           Survival. All duties and obligations of Sublessee under this Sublease that are intended to be performed after the Term shall survive the termination of expiration of this Sublease.

20.           Binding Effect. This Sublease and all the terms and conditions hereof shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective successors, legal representatives and assigns.

21.           Assignment and Subletting. Sublessee shall not be entitled to sublet or assign all or any part of its interest in the Subleased Premises without the prior written consent of Landlord per the terms of the Primary Lease, which shall not be unreasonably withheld or delayed. Regardless of any assignment or sublease hereof, Sublessee shall at all times remain fully responsible and liable for compliance with its obligations under the terms of this Sublease.

22.           Right of First Refusal. Sublessor shall provide Sublessee a one-time Right of First Refusal (ROFR) on any future contiguous vacancy that may become available upon the same terms and conditions as this Sublease for the first year of the Term. After the first year of the Term, Sublessee’s ROFR shall be at the same terms and conditions of a bona-fide 3rd party offer. Sublessee shall be given five (5) business days to respond.

23.           Relationship of Parties. The relationship between the parties under this Sublease is that of Sublessor and Sublessee. Nothing in this Sublease shall be deemed to make either party a partner or associate of the other in the conduct of its business, nor shall either party be liable for any debts incurred by the other party in the conduct of such party’s business.

24.           Notices. Any notice received by Sublessor from the Landlord shall be transmitted to Sublessee within five (5) business days.

25.           List of Exhibits: Attached hereto and made a part of this Agreement.

•	Exhibit “A”: Master Lease
•	Exhibit “B”: Sublease Premises Floor Plan
•	Exhibit “C”: Base Rent Schedule
•	Exhibit “D”: Sub-Tenant Improvement Allowance
•	Exhibit “E”: Additional Terms and Conditions

THE SIGNATURES OF THE PARTIES AND LANDLORD FOLLOW ON THE NEXT PAGE

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EXECUTED as of the day, month and year set forth below.

SUBLESSOR: Affirmative Agencies Inc., a Texas corporation

By:	/s/ Coleen McNally
Name:	Coleen McNally
Title:	SVP Operations
Date:	August 29, 2018

SUBLESSEE: JetPay Payment Services, TX, LLC

By:	/s/ Diane Faro
Name:	Diane Faro
Title:	CEO
Date:	August 28, 2018

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Exhibit “A”

Master Lease and Amendments

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Exhibit “B”

 Sublease Premises Floor Plan

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Exhibit “C”

Base Rent Schedule

Month During Lease Term	Monthly Installment of Base Rent	Annual Rent per Square Foot
Commencement Date to February 15, 2019	$0.00 + Electric	$0.00/SF + Electric
February 16, 2019 to February 28, 2019	15,239.50 + Electric	$13.75/SF+ Electric Pro-Rated for Partial Month
6-12	$32,823.54 + Electric	$13.75/SF + Electric
13	$0.00 + Electric	$0.00/SF + Electric
14-25	$34,017.13 + Electric	$14.25/SF + Electric
26-37	$35,210.71 + Electric	$14.75/SF + Electric
38-49	$36,404.29 + Electric	$15.25/SF + Electric
50-61	$37,597.88 + Electric	$15.75/SF + Electric
62-73	$38,791.46 + Electric	$16.25/SF + Electric

Sublessee shall pay their pro-rata share of the electric.

The parties acknowledge that there may be electrical equipment in the Subleased Premises which controls or effects the portion of the Premises which is not sublet (including but not limited to panels, fuse boxes, shut-offs, etc). During the Sublease Term, Sublessee will provide Sublessor reasonable supervised access to the electrical equipment in the Subleased Premises which controls or effects the portion of the Premises which are not sublet.

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Exhibit “D”

Sublessee Improvement Allowance

Sublessor shall pay to Sublessee a one-time cash allowance up to and not to exceed the total of (a) Thirteen ($13.00) Dollars per square foot of the Subleased Premises (i.e., $372,398.00 based on the Subleased Premises area of 28,646 square feet) ("Sublessee Improvement Allowance").

The Sublessee Improvement Allowance shall be used to pay for the costs of Sublessee’s Work, including the costs of construction (labor and material), design services, architectural services, permitting costs, governmental approvals, supervisory services, furniture, trade fixtures, equipment and moving costs. Any and all costs to complete Sublessee's Work in excess of the Sublessee Improvement Allowance shall be timely paid by the Sublessee.

Before the start of the Sublessee’s Work, Sublessee shall provide Sublessor with (i) an estimate of the total cost of the Sublessee’s Work, (ii) reasonably detailed plans of the modification to be made to the Subleased Premises, and (iii) reasonable assurance that Sublessee has the financial ability to timely pay the cost of the Sublessee’s Work in excess of the Sublessee Improvement Allowance.

Sublessee shall submit to the Sublessor the invoices incurred with respect to the Sublessee’s Work. Within thirty days of the date of the submission of each invoice by Sublessee, the Sublessor shall pay the Sublessee the dollar amount of invoices submitted with respect to the Sublessee’s Work, until all such payments total the Sublessee Improvement Allowance. Sublessor’s obligation to pay Sublessee is subject to the satisfaction of the following conditions:

a.	Sublessee is not in default or breach in any manner under the Sublease;

b.	Sublessee has provided Sublessor with a written request for payment of a submitted invoice for Sublessee’s Work (to the extent possible Sublessee shall submit Sublessor for payment invoices for the costs of construction (labor and material), design services, architectural services, and supervisory services, before submitting for payment invoices for furniture, trade fixtures, equipment and moving costs; and

c.	Sublessee shall have provided Sublessor a lien waiver with respect to the submitted invoices.

Sublessee shall be responsible for obtaining any required Certificate of Occupancy or comparable authorization from the local municipality having jurisdiction that is necessary for the Subleased Premises to be legally occupied. Sublessor and Landlord will co-operate with Sublessee and render any necessary aid required for Sublessee to obtain the Certificate of Occupancy or comparable authorization.

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Exhibit “E”

Additional Terms and Conditions

Sublessee:	Sublessee shall have use of certain furniture that Sublessor has in the building currently. Prior to the execution of the Sublease, the Sublessee has walked the Premises with a Sublessor authorized person and has tagged and inventoried the furniture that Sublessor will provide the Sublessor for use in the Subleased Premises. Any furniture or parts tagged for Sublessee use that are not in the Subleased Premises, shall be placed in the Subleased Premises at the expense of Sublessee. Sublessee shall have full discretion to determine what furniture it wishes to use in the Subleased Premises, including the office cubicles. No later than September 24, 2018, Sublessor, at its expense, shall vacate the Subleased Premises and remove all its employees, and the furniture, fixtures and equipment, including office cubicles, from the Subleased Premises that Sublessee does not want to use. Sublessee shall be responsible for the rearranging and movement of the furniture tagged for its use in the Subleased Premises during and after the construction. At the end of the term, the furniture shall become the property of the Sublessee.

Sublessee:	On and after September 10, 2018, Sublessor shall allow Sublessee access to the Subleased Premises that are not occupied by Sublessor to conduct certain limited construction activity. It is agreed that the portion of the Subleased Premises that will be unoccupied by Sublessor on and after September 10, 2018 are the current operations area, board room, galley and reception area and any other area Sublessor decides to vacate (“Unoccupied Area”). Sublessor shall remove from the Unoccupied Area all personal property that is not tagged for the Sublessee’s use by September 10, 2018. The construction activity the Sublessee is allowed to conduct in the Subleased Premises on and after September 10, 2018 is:

a.	prepare for and start painting and carpet work and millwork;

b.	as allowed by Sublessor, access to the external electrical room located by the large break room (Sublessor agrees not to unreasonably refuse access for the wiring); and

c.	construction of vestibule as required by building permit.

Sublessee shall contact the Sublessor’s designated employee prior to arriving at the Subleased Premises between September 10, 2018 and September 24, 2018 to conduct any work. The above restrictions in Sublessee’s activities no longer apply on and after September 24, 2018 when Sublessee has full access to the Subleased Premises to conduct the Sublessee’s Work. Sublessee hereby indemnifies and hold Sublessor harmless against any damages, including legal defense costs, caused by Sublessee or its employees or contractors in the Subleased Premises prior to the Commencement Date.

Sublessee:	Sublessee may use magnetic key card entry if Sublessee desires but must pay the cost of setup for its use, and work in conjunction with the Landlord to tie into the system.

Sublessee:	Sublessor has a generator on the Premises, which are not part of the Subleased Premises. Sublessee will have use of the generator for the term of the Sublease. The generator supplies electricity to entire Premises, and so regular maintenance, and all other expenses, of the generator shall be divided between Sublessee and Sublessor on a pro-rata basis based on the square footage of the Subleased Premises and the square footage of the Premises, less the Subleased Premises. Sublessor is responsible for arranging for the maintenance and repair of the generator. The generator shall be in good working order at the start of the Sublease term and shall have been maintained by Sublessor in accordance with its manufacture’s recommended maintenance schedule.

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